Exhibit 99.1

PRESS RELEASE

Contact:
Matthew Jones
Chief Financial Officer
Convera Corporation
703 761 3700
mjones@convera.com

Convera® Corporation and Firstlight ERA to create a new search and advertising company for publishing market.  Convera will also distribute cash to stockholders.

Vienna, Va., June 1, 2009 —  Convera Corporation (NASDAQ: CNVR) - www.convera.com - announced today the signing of a merger agreement with Firstlight Online Limited (a UK company) and Convera’s merger subsidiary as well as Convera’s intent to distribute cash to its existing stockholders of record.

The combined new company will bring together the vertical search technology of Convera and the advertising sales and marketing capabilities of Firstlight. It will have over 60 corporate customer accounts and 120 existing websites with approximately 1500 advertisers. The new company will provide technology and advertising to the publishing market and expects to generate revenue from advertising sales and subscriptions.  In addition, it will build a series of its own industry search engines.  After the merger, Patrick Condo, Convera’s CEO, will become the Chairman of the board, and Colin Jeavons, Firstlight’s CEO, will become the CEO.

When the merger becomes effective, Convera and Firstlight will each own 33.3% and 66.7% of the total outstanding common stock of the new company, respectively, subject to certain adjustments which may enable Convera to own up to 42% of the new company prior to the distribution.

The merger is subject to Convera stockholders’ approval and certain other customary closing conditions.  The merger is expected to close during the 2009 summer.

Convera expects to adopt a plan of dissolution prior to the closing of the merger and to file a certificate of dissolution with the Delaware Secretary of State following the merger.  Convera’s plan of dissolution contemplates an orderly wind down of its business and operations.  After filing its certificate of dissolution, Convera intends to make one or more distributions to its stockholders of cash available for distribution, subject to applicable legal requirements.  Following the filing of a certificate of dissolution, Convera will delist its common stock from NASDAQ.  Upon filing of its certificate of dissolution, Convera will close its stock transfer books and discontinue recording transfers of its stock on its books, except by will, intestate succession or operation of law.  Holders of Convera’s Class A common stock are expected to receive payment or distribution in cash and in kind on a pro rata basis in accordance with the number of Class A common stock they have pursuant to the plan of distribution to be adopted.  Shortly after filing the certificate of dissolution, Convera expects to make an initial cash distribution of $10,000,000 in aggregate to its stockholders of record as of the date of filing of the certificate of dissolution.  Additional information regarding the merger, the plan of dissolution and the distribution will become available on an Information Statement on Form 14-C, to be filed with the Securities and Exchange Commission as soon as practicable before the closing of the merger, which will also be mailed to Convera’s stockholders and be available at Convera’s web site at www.convera.com.

About Convera®

Convera is a leading provider of vertical search services for publishers. Based on a semantic index of the Web, Convera enables publishers to generate additional revenue by creating customized search applications for specialist audiences under their own brand. Many of the world’s largest publishers use Convera vertical search services to accelerate their e-publishing strategies, meet growing monetization goals and build loyal online professional communities of record as of the date of filing of the certificate of dissolution. Convera is headquartered in Vienna, VA with major offices in Carlsbad, CA.  Convera is listed on NASDAQ under the ticker symbol CNVR.

Important Additional Information will be filed with the SEC

This press release is for informational purposes only.  It is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Convera. In connection with the proposed merger transaction and the plan of dissolution, Convera intends to file with the SEC all the required and relevant materials. Stockholders may obtain a free copy of the materials (when they become available) filed by Convera with the SEC, at the SEC’s web site at http://www.sec.gov. In addition, Convera will mail a copy of certain relevant materials to stockholders of record on the record date when it becomes available.  A free copy of the materials when they become available and filed with the SEC by Convera may also be obtained by directing a written request to: Convera Corporation, Attn: Secretary, 1921 Gallows Road, Suite 200, Vienna, Virginia 22182, or accessing the "About Convera—SEC Filings" section of Convera’s website at http://www.convera.com.

Cautionary Statement About Forward-Looking Statements

Certain statements contained in this release constitutes forward-looking statements. These forward-looking statements reflect Convera’s current plan and expectations concerning future events, including without limitation the closing of the merger, the adoption of the plan of dissolution, the filing of the Certificate of Dissolution, the cessation of stock trading on NASDAQ and the distribution to Convera’s stockholders. Such forward-looking statements involve a number of risks and uncertainties, including factors listed from time to time in the documents Convera filed with the Securities and Exchange Commission, which could cause actual events or results to differ materially from those expected. Convera cautions the readers that this list is not exhaustive. These filings can be obtained from the SEC’s website at www.sec.gov. Convera operates in a changing business environment and new risks arise from time to time. The forward-looking statements included in this release are made only as of the date of this release and are based on information available to Convera at such time. Convera does not have or undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances other than as required by applicable federal securities laws.